Memorandum of
Understanding

This memorandum of understanding (“MoU”) dated December 15, 2006, is concluded by and between:

• Golden Telecom, Inc., a corporation under the laws of the State of Delaware, U.S.A., together with its affiliates (“GTI”), represented by Jean-Pierre Vandromme, GTI’s Chief Executive Officer

• Dawn Key Limited, a company incorporated under the laws of British Virgin Islands (“Seller 1”).

GTI and Seller 1 are collectively referred to as “Parties” and individually as “Party”.

Whereas, ZAO Cortec, registered and existing under the laws of the Russian Federation and other applicable jurisdictions, is 99% owned by Inure Enterprises Ltd, Cyprus (“Holding Company”) and 1% is held by a related company, A&NN Capital Management Fund Ltd,

Whereas, ZAO Cortec operates together with its wholly-owned subsidiaries ZAO Investelektrosvyaz, ZAO Kabelstroy and other subsidiaries (jointly doing business as Corbina Telecom Group) (“Corbina”),

Whereas, Seller 1 owns 71.11% of issued and outstanding shares of Holding Company in common shares,

Whereas, Ansley Financial Holdings ltd, BVI (“Seller 2”) owns 28.89% of issued and outstanding shares of Holding Company in common shares,
Whereas, A&NN Capital Management Fund Ltd is in the process of selling 1% stake in Corbina to Rambert Management Limited, 100% subsidiary of Holding Company,

The Parties have agreed as follows:

1. GTI Acquisition.

a.	GTI shall acquire a 51% share of Corbina (“GTI Acquisition”) in common shares free and clear of any liens and third party rights in exchange for:

•	8% of GTI post-closing common stock, and

•	$10 million payable in cash.

GTI Acquisition shall be consummated subject to and on the terms and conditions set forth in an Ownership Interest Purchase Agreement (“OIPA”) and other Transaction Documents (as defined in Section 1(c)) to be negotiated and executed by and between GTI and Holding Company.

b.	Seller 1 will ensure that:

•	Holding Company sells the 50% stake in Corbina listed in Section 1(a) above subject to having received all necessary corporate approvals.

•	Rambert Management Limited sells 1% stake in Corbina to GTI as part of GTI Acquisition.

c.	The GTI Acquisition will be documented by the OIPA and such other transaction documents as the Parties may agree from time to time (the “Transaction Documents”). The Transaction Documents will contain covenants, warranties and indemnities customary for a transaction of the kind contemplated by the GTI Acquisition and will be governed by the laws of the State of New York.

2. Shareholdings After GTI Acquisition.

a.	As a result of the GTI Acquisition:

(i) GTI shall own a 51% share of Corbina in common shares;

(ii) Holding Company shall own 49% of shares of Corbina in common shares;

b.	The Parties shall conclude a shareholders’ agreement which shall provide for:

(i) The Holding Company will have the right to appoint 3 of the 7 directors of the Board of Directors, and GTI shall have the right to appoint 4 of the 7 directors. The participation of at least one Holding Company director shall be required for any meeting of the Board of Directors to be quorate (to the extent that such Director has been duly notified of the meeting but failed to participate for any reason the next reconvened meeting shall be deemed quorate). The decisions of the Board of Directors will be taken by majority vote except for the decisions on the Reserved Issues which require vote of at least five directors.

(ii) Should there be no restrictions to consolidation of Corbina into GTI reporting under GAAP and SEC rules, the Parties recommend that Alexander Mamut be Chairman of the Board of Directors and Alexander Malis be the CEO of Corbina.

(iii) All material decisions (including approval of new share issues, dividends, major financing transactions) will require 70% shareholder approval (or approval vote of five directors) (Reserved Issues) except for the decisions that may prevent GTI from consolidating Corbina under GAAP and SEC rules.

(iv) Indicative three (3) year business plan and debt refinancing plan shall be agreed before the Effective Date and attached to the SHA as an integral part;

(v) pre-emption right for all new share issues at fair market value

(vi) right of first refusal on all share transfers at fair market value;

(vii)	tag along rights in favour of the Holding Company if GTI wishes to dispose of 51% in Corbina;

(viii) GTI shall list Corbina on or before 31.12.08 in Moscow, London or New York which obligation of GTI may only be postponed or rescinded due to the following reasons:
— mutual agreement of both Parties that the IPO is not timely or feasible due to unfavorable market conditions; or
— non-compliance with FCPA, SEC or other mandatory rules or regulations reasonably preventing IPO;
in which case the Parties shall mutually agree upon new date for IPO which date shall be as soon as practicable.
On any listing, the Holding Company shall have a preemptive piggyback IPO rights over GTI to list its shares comprising up to 25% of Corbina share capital. A decision as to the best timing, place and feasibility of an IPO shall be made based on a recommendation from a reputable equity market advisor to be selected as follows:
(1) GTI shall select a panel of three advisors from the list below:

i.	Morgan Stanley

ii. iii. iv.	UBS JP Morgan HSBC

v.	Deutsche Bank

(2) Holding Company shall define an advisor by choosing it from a panel of three.

c.	In case following the consummation of GTI Acquisition Seller 1 and Seller 2 decide to replicate their respective shareholdings in the Holding Company at the level of Corbina the Parties undertake to each other to negotiate and execute new Corbina Shareholders agreement on substantially the same terms.

3. Conditions to GTI Acquisition.

a.	Conditions Precedent.

(i) $ 45 million of the approximately $90 million debt of the Holding Company to JSC Vneshtorgbank (“VTB”) will be assumed by Corbina by way of Corbina borrowing a $ 45 million loan from GTI and repayment to Holding Company of $ 45 million (general mechanism of transferring the funds from Corbina to Holding Company to be mutually agreed by both Parties). For the avoidance of doubt GTI obligations under the above mechanism will be limited to $45 million.

(ii) All loans made by the Holding Company to Corbina shall be converted into share capital or 51% of such loans not so converted will be assigned to GTI to the effect the outstanding indebtedness of Corbina as of the Effective Date not to exceed $45 million (plus normal commercial indebtedness not exceed $9 million).

(iii) No less than 2,600 of Corbina’s telecommunications objects (buildings in Moscow) shall be commissioned by RosSvyazNadzor and no less than 100 agreements with DEZs/Upravas are signed out of which no less than 50 projects are approved.

Corbina shall strive to meet the indicative forecast below:

Month
(End of month) Number of buildings in Moscow commissioned by RosSvyazNadzor

Number of agreements signed: Number of projects approved:

by DEZs/district councils/prefectures

for every Moscow city district of the total of 124

December 2006 January 2007 February 2007 March 2007 April 2007 May 2007	No less than 2 600 3,200 5,500 8,000 10,000 12,000	100 100 105 107 109 110	50 55 65 75 85 90

(iv) The customary investment activities, including construction of Homenet by Corbina in the period between the date of the present MoU and closing of GTI Acquisition shall be financed by the Holding Company and Corbina’s operational cashflows.

(v) There shall be other customary conditions precedent for the transaction of the kind contemplated by the GTI Acquisition, including acquisition of all necessary corporate and governmental approvals, no litigation, no material adverse change, satisfactory due diligence, net debt/cash positions, and similar standard conditions precedent.

b.	OIPA Conditions.

(i) Corbina and GTI shall identify target markets for each operator including regions of presence and target market (retail and corporate customers).

(ii) Services bought by Corbina and GTI from each other shall be provided at agreed transfer rates. The projected volume of such services to be provided by both companies and itemized by service type shall be stipulated in the agreement.

(iii) GTI Acquisition shall be consummated subject to:

(1) GTI getting the approval from GTI Board of Directors; and Holding Company receiving its corporate approvals;

(2) Procurement of consent to GTI Acquisition by Federal Antimonopoly Service of Russia;

(3) Outcome of due diligence satisfactory to GTI.

(iv) the following Representations and Warranties made by the Holding Company            to GTI:

1.	Title warranties (capacity, authority, shares and subsidiaries) which shall be capped by 100% of the GTI Acquisition consideration price and extend for 3 years from the date of GTI Acquisition

2.	Tax warranties which shall cover claims arising from the period of 3 years prior to GTI Acquisition, shall be capped by $20 million and extend for 3 years from the date of GTI Acquisition

3.	All other representations and warranties (including permits, intellectual property, assets and liabilities, accounts, employees, litigation) which shall be capped by $5 million and extend for 1 year.

70% of any claim which may arise out of breach of representations and warranties shall be secured by personal guarantee given by the ultimate beneficial owner of the Seller 1 which claim can only be made if the amount of such claim exceeds $ 1 million.

4. Interdependence. The Parties understand that the actions envisaged by the present MoU depend on each other and may not be performed on a stand-alone basis.

5. Confidentiality. No Insider Trading.

a.	The terms and conditions of the transactions contemplated herein, including the mere fact of negotiation of them, are confidential and may not be disclosed by either Party without the prior written consent of the other Parties hereto, except as may be required by law or rules of a stock exchange applicable to a Party or pursuant to rules or regulation of any regulatory agency having oversight over a Party or where necessary to a party to exercise its rights hereunder.

b.	None of the Parties to this MoU will make any public announcement of the proposed GTI Acquisition, including inter alia the mere fact of negotiations and terms and conditions, without the approval of the other Party, save where such Party is required to make such announcement or disclosure by operation of law or rules of any stock exchange applicable to such Party or pursuant to the rules or regulatory agency having oversight over such Party.

c.	If Seller 1 or any of its affiliates obtain material, non-public information about GTI or any of its businesses, subsidiaries, affiliates or ventures in the course of reviewing the GTI Acquisition, Seller 1 and its affiliates agree that their directors, officers and employees who are directly participating in the GTI Acquisition will not trade in Golden Telecom, Inc.’s securities during such times as such information is material and non-public.

6. Corbina. The Parties agree that the constitutional documents of Corbina will be amended at completion of the GTI Acquisition to reflect the agreed terms of the definitive Transaction Documents.

7. MoU Conditions.

a.	This MoU and the transactions contemplated hereby, including the GTI Acquisition, are subject to (1) the execution of legally binding Transaction Documents which the Parties intend to negotiate and execute; (2) satisfaction of the conditions precedent set forth in the Transaction Documents; and (3) satisfaction of the conditions set forth in Section 3(b)(iii) of the MoU.

b.	This MoU shall be governed by the laws of the State of New York. The Parties hereto hereby submit any and all disputes arising out of or in connection with this MoU to the non-exclusive jurisdiction of the courts of the State of New York or the courts of the United States of America located in the Southern District of New York.

c.	Each Party shall bear its own expenses related to preparation and negotiations of this MoU, the Transaction Documents and the GTI Acquisition.

d.	This MoU shall be binding upon the Parties and shall replace in its entirety the Memorandum of Understanding entered into by and between the same Parties on October 6, 2006.

8. Due Diligence. Seller 1 agrees that GTI will conduct its customary due diligence of Corbina, including corporate, financial, technical and tax issues, and Seller 1 shall ensure that the relevant documents or materials are made available to GTI in a timely manner.

9. Counterparts. This MoU is executed in 2 originals in the English language one original for each Party.

Agreed and accepted:

On behalf of GTI	On behalf of Dawn Key Limited
/s/ Jean-Pierre Vandromme Jean-Pierre Vandromme CEO	/s/ Alexander Mamut Alexander Mamut

/s/ Marina Abramova

Marina Abramova

By Power of Attorney